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                                                                    EXHIBIT 99.1
                Texas Jury Awards Harris Corporation $61 Million
                ------------------------------------------------
                           In Patent Infringement Case
                           ---------------------------

MELBOURNE, FLORIDA, OCTOBER 30, 2002 - Harris Corporation (NYSE: HRS) announced that on October 29, 2002, in the United States Federal District Court for the Northern District of Texas, a jury rendered a verdict in favor of Harris Corporation in a patent infringement case against Ericsson, Inc. The jury found that Ericsson's cellular phones and cellular base stations infringe Harris' United States Patent No. 4,365,338 for digital transmissions over a dynamic dispersion channel. The jury awarded Harris approximately $61 million in compensatory damages and found that Ericsson's conduct was "willful."

Based on the jury's finding that Ericsson's conduct was willful, the District Court could double or treble the jury award. It is likely that Ericsson will file post-trial motions and appeal the verdict.

In the trial, Harris was represented by Henry Bunsow of Howrey, Simon, Arnold & White of San Francisco; Brett Govett of Fullbright & Jaworski of Dallas; and Denise Demory of Demory & Grigg of San Francisco.

Harris Corporation is an international communications equipment company focused on providing product, system, and service solutions for commercial and government customers. The company's five operating divisions serve markets for microwave, broadcast, network support, tactical radio, and government systems. Harris has sales and service facilities in more than 90 countries. Additional information about Harris Corporation is available at www.harris.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding the potential timing for the filing and completion of, and prospects for ultimate resolution of, any appeal of the litigation, the commercial viability of the Company's technology and the improvements awarded to the Company, and its future growth prospects. Actual results might differ materially from these statements due to risks and uncertainties, including the risk that some or all of the judgments awarded by the jury may be reduced or otherwise adversely affected by future decisions that may be made by the courts. A more complete description of the risks applicable to the Company appear in the Company's documents filed with the Securities and Exchange Commission and available on request from the Company. The Company disclaims any intent or obligation to update these forward-looking statements.